Exhibit 21

REMINGTON OIL AND GAS CORPORATION
LIST OF SUBSIDIARIES OF THE REGISTRANT

CKB Petroleum, Inc. (incorporated in Texas).

Other subsidiaries are omitted because, if considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2004.